BARK Reports Fourth Quarter Fiscal Year 2025 Results

NEW YORK, June 4, 2025 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced its financial results for the fiscal fourth quarter and full year ended March 31, 2025.

Fiscal Fourth Quarter 2025 Highlights Versus Prior Year
•Total revenue was $115.4 million, down 5.0%.
•Commerce revenue was $15.4 million, up 26.5%.
•Gross Margin improved 80 basis points to 63.6%.
•Net loss of $(6.1) million increased by $1.2 million, primarily related to a $1.5 million non-cash impairment of capitalized software costs associated with technology platform modernization.
•Adjusted EBITDA was $5.2 million, a $3.0 million improvement.

Fiscal Year 2025 Highlights Versus Prior Year
•Total revenue was $484.2 million, down 1.2%.
•Commerce revenue was $68.3 million, up 27.2%.
•Gross Margin improved by 70 basis points to 62.4%.
•Net loss was $(32.9) million, a $4.1 million improvement
•Adjusted EBITDA was $5.4 million, a $16.0 million improvement and the Company's first full year of positive Adjusted EBITDA.

“Fiscal 2025 was a meaningful year for BARK—we delivered $5.2 million of Adjusted EBITDA in the fourth quarter, our best quarterly performance ever, and $5.4 million for the full year, marking our first full year of positive Adjusted EBITDA,” said Matt Meeker, Co-Founder and Chief Executive Officer of BARK. “Just three years ago, our Adjusted EBITDA was close to negative $60 million. Today, we’re not only Adjusted EBITDA positive—we’re determined to stay that way. Despite ongoing macroeconomic uncertainty and tariffs impacting growth, our team is executing against a clear plan to diversify our revenue and maintain our strong margins. We’re investing in new product lines, new channels, and new services like BARK Air, all while maintaining a leaner, more resilient operating model that we believe will deliver long-term value for our customers and shareholders."

Fiscal Fourth Quarter 2025 Highlights
•Revenue was $115.4 million a 5.0% decrease year-over-year. The decline partially reflects a deliberate reduction in marketing spend amid rising tariffs and macroeconomic uncertainty, as well as timing delays in retail shipments.
•Direct to Consumer (“DTC”) revenue was $100.1 million, a 8.5% decrease year-over-year. The decrease is related to the dynamic described above. Included in this revenue is $1.8 million of revenue from BARK Air.
•Commerce revenue was $15.4 million, a 26.5% increase year-over-year, driven by the addition of new partners, and expanding shelf space and SKU counts with existing partners. The Company experienced some macro headwinds along with timing related shifts of revenue into fiscal 2026.
•Gross profit was $73.4 million, a 3.8% decrease year-over-year.
•Gross margin was 63.6%, as compared to 62.7% in the same period last year. Strong margin expansion in both the DTC and Commerce segments offset the higher mix impact of commerce.
•Advertising and marketing expenses were $17.3 million as compared to $18.8 million in the same period last year.
•General and administrative ("G&A") expenses were $62.7 million, as compared to $63.9 million last year. This decrease was largely driven by a reduction in headcount.
•Net loss was $(6.1) million, as compared to $(4.9) million in the same period in the previous year. The greater net loss is largely related to a $1.5 million non-cash impairment of capitalized software costs associated with the technology platform modernization.
•Adjusted EBITDA was $5.2 million, ahead of the Company's guidance range of $0.9 million to $4.9 million.
•Net cash used in operating activities was $(10.3) million. Free cash flow, defined as net cash used in operating activities less capital expenditures, was $(12.0) million primarily driven by working capital timing.

Full Year 2025 Highlights
•Revenue was $484.2 million, a 1.2% decrease year-over-year, primarily related to the items described in the revenue sections above.
•Direct to Consumer (“DTC”) revenue was $415.8 million, a 4.7% decrease compared to prior year. Included in this revenue is $5.8 million of revenue from BARK Air.
•Commerce revenue was $68.3 million, a 27.2% increase compared to prior year.
•Gross profit was $302.0 million, a 0.1% decrease year-over-year.
•Gross margin was 62.4%, as compared to 61.6% in the prior year.
•Advertising and marketing expenses were $83.8 million as compared to $79.3 million in the prior year.
•General and administrative ("G&A") expenses were $253.4 million, as compared to $268.4 million in the prior year.
•Net loss was $(32.9) million, as compared to $(37.0) million in the prior year.
•Adjusted EBITDA was $5.4 million, an improvement of $16 million compared to $(10.6) million in the prior year.

•Net cash used in operating activities was $(7.1) million. Free cash flow, defined as net cash used in operating activities less capital expenditures, was $(13.2) million, driven by year end inventory build and other working capital changes.

Balance Sheet Highlights
•The Company’s cash and cash equivalents balance as of March 31, 2025 was $94.0 million, and reflects $10.5 million of share repurchases in the fourth quarter at an average price of $1.71.
•The Company's inventory balance as of March 31, 2025 was $88.1 million, a $3.9 million increase compared to last year.

First Quarter Fiscal 2026 Financial Outlook
Based on current market conditions as of June 4, 2025, BARK is providing guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure, as follows.

For the first quarter of fiscal 2026, the Company expects:
•Total revenue of $99.0 million to $101.0 million, as compared to $116.2 million last year. The year-over-year decline is largely due to a deliberate reduction in DTC marketing given the uncertain macro environment. Additionally, the Company anticipates lower growth in Commerce revenue in the first quarter as certain retail partners opted to delay placing orders for imported product under the previously announced 145% tariffs on goods from China.
•Adjusted EBITDA of $(1.0) million to $1.0 million reflecting a year-over-year improvement of approximately $1.8 million at the midpoint of the range.

Due to ongoing uncertainty surrounding potential tariffs and their impact on overall demand and operating costs, BARK will not be providing full-year guidance at this time. The Company will continue to evaluate market conditions and provide updates as the macroeconomic landscape becomes clearer. BARK remains focused on executing its strategic initiatives and delivering long-term value to its customers and shareholders.

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal fourth quarter and full year 2025 results will be held today, June 4, 2025, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 1-888-596-4144 for U.S. participants and 1-646-968-2525 for international participants. The conference call passcode is 5515653. A live audio webcast of the call will be available at https://investors.bark.co/events-and-presentations/ and will be archived for 1 year.

About BARK
BARK is the world’s most dog-centric company, devoted to making all dogs happy with the best products, services, and content. BARK’s dog-obsessed team leverages its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, dog-first experiences that foster the health and happiness of dogs everywhere, and more. Founded in 2011, BARK loyally serves millions of dogs nationwide with BarkBox and Super Chewer, its themed toys and treats subscriptions; custom product collections through its retail partner network, including Target, Chewy, and Amazon; and BARK Air, the first air travel experience designed specifically for dogs first. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements
This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; spending on pets not increasing at projected rates; customers not increasing their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and services and channel distribution; competition and the uncertain effects of global or macroeconomic events or challenges, in particular the imposition of tariffs.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's annual report on Form 10-K, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Total Orders
We define Total Orders as the total number of Direct to Consumer orders shipped in a given period. These include all orders across all of our product categories, regardless of whether they are purchased on a subscription, auto-ship, or one-off basis. Total Orders excludes orders from BARK Air. We use Total Orders as an indicator of customer interest and demand.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Total Orders for the same period. AOV excludes Direct to Consumer revenue from BARK Air. We use AOV to provide insight into customer spending patterns.

Key Performance Indicators

	Three Months Ended March 31,		Fiscal Year Ended March 31,

	2025	2024	2025	2024
Total Orders (in thousands)	3,166	3,499	13,210	13,924
Average Order Value	$31.05	$31.25	$31.04	$31.34
Direct to Consumer Gross Profit (in thousands)(1)	$66,085	$70,803	$271,012	$278,868
Direct to Consumer Gross Margin (1)	67.2%	64.8%	66.1%	63.9%
(1) Direct to Consumer Gross Profit and Direct to Consumer Gross Margin does not include the revenue or cost of goods sold from BARK Air.

BARK, Inc.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
REVENUE	$115,410	$121,483	$484,182	$490,184
COST OF REVENUE	42,060	45,255	182,194	188,032
Gross profit	73,350	76,228	301,988	302,152
OPERATING EXPENSES:
General and administrative	62,671	63,919	253,380	268,390
Advertising and marketing	17,296	18,760	83,756	79,282
Total operating expenses	79,967	82,679	337,136	347,672
LOSS FROM OPERATIONS	(6,617)	(6,451)	(35,148)	(45,520)
INTEREST INCOME	915	1,682	4,926	7,533
INTEREST EXPENSE	(714)	(704)	(2,788)	(4,351)
OTHER INCOME (EXPENSE)—NET	349	570	132	5,328
NET LOSS BEFORE INCOME TAXES	(6,067)	(4,903)	(32,878)	(37,010)
PROVISION FOR INCOME TAXES	—	—	—	—
NET LOSS AND COMPREHENSIVE LOSS	$(6,067)	$(4,903)	$(32,878)	$(37,010)

DISAGGREGATED REVENUE
(In thousands)

	Fiscal Year Ended
	March 31,
	2025	2024	2023
Revenue
Direct to Consumer:
Toys & Accessories(1)	$262,307	$284,676	$307,045
Consumables(1)	147,683	151,770	164,949
Other(2)	5,847	—	—
Total Direct to Consumer	$415,837	$436,446	$471,994
Commerce	68,345	53,738	63,321
Revenue	$484,182	$490,184	$535,315
(1) The allocation between Toys & Accessories and Consumables includes estimates and was determined utilizing data on stand-alone selling prices that the Company charges for similar offerings, and also reflects historical pricing practices.
(2) Other Direct to Consumer revenue derived from BARK Air.

GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2025	2024	2025	2024
Direct to Consumer:(1)
Revenue	$100,060	$109,345	$415,837	$436,446
Cost of revenue	34,081	38,542	145,011	157,578
Gross profit	65,979	70,803	270,826	278,868
Commerce:
Revenue	15,350	12,137	68,345	53,738
Cost of revenue	7,979	6,712	37,183	30,454
Gross profit	7,371	5,425	31,162	23,284
Consolidated:
Revenue	115,410	121,482	484,182	490,184
Cost of revenue	42,060	45,254	182,194	188,032
Gross profit	$73,350	$76,228	$301,988	$302,152
(1) Direct to Consumer segment gross profit include revenue and cost of revenue from BARK Air.

BARK, INC.
CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	March 31,	March 31,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$94,022	$125,495
Accounts receivable—net	9,453	7,696
Prepaid expenses and other current assets	10,036	4,379
Inventory	88,126	84,177
Total current assets	201,637	221,747
PROPERTY AND EQUIPMENT—NET	21,475	25,540
INTANGIBLE ASSETS—NET	5,426	11,921
OPERATING LEASE RIGHT-OF-USE ASSETS	28,277	32,793
OTHER NONCURRENT ASSETS	3,820	6,587
TOTAL ASSETS	$260,635	$298,588
LIABILITIES, AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$20,364	$13,737
Operating lease liabilities, current	5,798	5,294
Accrued and other current liabilities	34,054	30,490
Deferred revenue	21,251	25,957
Current portion of long-term debt	42,573	—
Total current liabilities	124,040	75,478
LONG-TERM DEBT	—	39,926
OPERATING LEASE LIABILITIES	36,802	42,599
OTHER LONG-TERM LIABILITIES	267	1,202
Total liabilities	161,109	159,205
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 169,732,895 shares issued and outstanding as of March 31, 2025 and 500,000,000 shares authorized; 175,533,136 shares issued and outstanding as of March 31, 2024.	1	1
Treasury stock, at cost, 15,992,598 and 4,643,589 shares, respectively	(24,730)	(6,225)
Additional paid-in capital	504,022	492,427
Accumulated deficit	(379,767)	(346,820)
Total stockholders’ equity	99,526	139,383
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$260,635	$298,588

BARK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended
	March 31,	March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(32,878)	$(37,010)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation & amortization	11,222	12,602
Impairment of assets	3,599	3,079
Amortization of deferred financing fees and debt discount	412	578
Bad debt expense	—	154
Stock-based compensation expense	12,735	12,931
Loss on disposal of assets	23	72
Provision for inventory obsolescence	1,587	(548)
(Gain) loss on extinguishment of debt	—	(1,828)
Change in fair value of warrant liabilities and derivatives	521	(2,738)
Paid in kind interest on convertible notes	2,235	2,119
Non-cash lease expense	4,516	4,100
Changes in operating assets and liabilities:
Accounts receivable	(1,756)	(1,296)
Inventory	(5,535)	40,706
Prepaid expenses and other current assets	(986)	(1,074)
Other assets	(1,547)	700
Accounts payable and accrued expenses	11,691	(17,779)
Deferred revenue	(4,707)	(1,814)
Operating lease liabilities	(5,294)	(4,830)
Other liabilities	(2,917)	(2,064)
Net cash (used in) provided by operating activities	(7,079)	6,060

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(6,157)	(8,831)
Net cash used in investing activities	(6,157)	(8,831)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment of restricted stock units held for taxes	(2,867)	(1,409)
Payment of finance lease obligations	(225)	(215)
Proceeds from the exercise of stock options	1,358	108
Proceeds from issuance of common stock under ESPP	425	489
Payments to repurchase common stock	(18,505)	(6,225)
Excise tax from stock repurchases	(56)	(63)
Payments of long-term debt	—	(42,300)
Net cash used in financing activities	(19,870)	(49,615)

Effect of exchange rate changes on cash	(69)	24

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(33,174)	(52,362)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	130,705	183,067
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$97,531	$130,705

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	94,022	125,495
Restricted cash—prepaid expenses and other current assets, other noncurrent assets	3,509	5,210
Total cash, cash equivalents and restricted cash	$97,531	$130,705

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$100	$2,385
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Purchases of property and equipment included in accounts payable and accrued liabilities	$182	$4

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. GAAP. However, management believes that Adjusted Net Income (Loss), Adjusted Net Income (Loss) Margin, Adjusted Net Income (Loss) Per Common Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Loss as net loss, adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax income, (4) restructuring charges related to reduction in force payments, (5) gain on extinguishment of debt, (6) litigation expenses (consisting of legal and related fees for a specific proceeding that is outside of our ordinary course of business), (7) warehouse restructuring costs, (8) non-cash impairment of previously capitalized software and cloud computing implementation costs, (9) technology modernization costs, and (10) other items (as defined below).

We calculate Adjusted Net Income (Loss) Margin by dividing Adjusted Net Income (Loss) for the period by Revenue for the period.

We calculate Adjusted Net Income (Loss) Per Common Share by dividing Adjusted Net Income (Loss) for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest income, (2) interest expense (3) depreciation and amortization expense, (4) stock-based compensation expense, (5) change in fair value of warrants and derivatives, (6) capitalized cloud computing amortization, (7) sales and use tax income, (8) restructuring charges related to reduction in force payments, (9) gain on extinguishment of debt, (10) litigation expenses (consisting of legal and related fees for a specific proceeding that is outside of our ordinary course of business), (11) warehouse restructuring costs, (12) non-cash impairment of previously capitalized software and cloud computing implementation costs, (13) technology modernization costs, and (14) other items (as defined below).

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by revenue for the period.

We calculate Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, (4) Adjusted EBITDA and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with U.S. GAAP, and (5) Free cash flow does not represent the total residual cash flow available for discretionary purposes and does not reflect our future contractual commitments.

The following table presents a reconciliation of Adjusted Net Income (Loss) to Net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin, Adjusted Net Loss Margin and Adjusted Net Loss Per Common Share for the periods presented:

Adjusted Net Income (Loss)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
	(in thousands, except per share data)
Net Loss	$(6,067)	$(4,903)	$(32,878)	$(37,010)
Stock compensation expense	2,964	2,421	12,735	12,931
Change in fair value of warrants and derivatives	(130)	(521)	521	(2,738)
Sales and use tax income (1)	(418)	(332)	(2,417)	(487)
Restructuring	1,215	117	3,829	1,660
Gain on extinguishment of debt	—	—	—	(1,828)
Litigation expenses (2)	733	80	1,839	175
Warehouse restructuring costs	1,448	654	4,738	814
Impairment of assets	1,457	—	3,599	3,079
Technology modernization (3)	650	684	2,400	684
Other items (4)	488	1,315	1,316	2,698
Adjusted net income (loss)	$2,340	$(485)	$(4,318)	$(20,022)
Net loss margin	(5.26)%	(4.04)%	(6.79)%	(7.55)%
Adjusted net income (loss) margin	2.03%	(0.40)%	(0.89)%	(4.08)%
Adjusted net income (loss) per common share - basic and diluted	$0.01	$—	$(0.02)	$(0.11)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	173,812,960	175,479,974	174,399,565	177,260,581

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
	(in thousands)		(in thousands)
Net Loss	$(6,067)	$(4,903)	$(32,878)	$(37,010)
Interest income	(915)	(1,682)	(4,926)	(7,533)
Interest expense	714	704	2,788	4,351
Depreciation and amortization expense	2,838	3,703	11,222	12,602
Stock compensation expense	2,964	2,421	12,735	12,931
Change in fair value of warrants and derivatives	(130)	(522)	521	(2,738)
Cloud computing amortization	248	—	594	—
Sales and use tax income (1)	(418)	(332)	(2,417)	(487)
Restructuring	1,215	117	3,829	1,660
Gain on extinguishment of debt	—	—	—	(1,828)
Litigation expenses (2)	733	80	1,839	175
Warehouse restructuring costs	1,448	654	4,738	814
Impairment of assets	1,457	—	3,599	3,079
Technology modernization (3)	650	684	2,400	684
Other items (4)	488	1,315	1,316	2,698
Adjusted EBITDA	$5,225	$2,239	$5,360	$(10,602)
Net loss margin	(5.26)%	(4.04)%	(6.79)%	(7.55)%
Adjusted EBITDA margin	4.53%	1.84%	1.11%	(2.16)%

(1) Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc., that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax. Subsequently, as certain of these liabilities are waived by tax authorities or the applicable statute of limitations expires, the related accrued liability is reversed.

(2) Litigation expenses related to a shareholder class action complaint, see Item 3. Legal Proceedings in the Company's annual report on Form 10-K.

(3) Includes consulting fees related to technology transformation activities, and payroll costs for employees that dedicate significant time to this project. We believe that these costs are discrete and non-recurring in nature, as they relate to a one-time unification of our product offerings on our new commerce platform. As such, they are not normal, recurring operating expenses and are not reflective of ongoing trends in the cost of doing business.

(4) For the three months ended March 31, 2025, other items is comprised of executive transition costs including recruiting costs of $0.4 million, costs associated with the share repurchase program of $0.1 million, and duplicate headquarters rent of less than $0.1 million. For the three months ended March 31, 2024 other items is comprised of executive transitions costs of $0.9 million, non-recurring retention payments to management of $0.4 million, and duplicate headquarters rent of less than $0.1 million. For the twelve months ended March 31, 2025, other items is comprised of executive transition costs including recruiting costs of $0.8 million, costs associated with the share repurchase program of $0.4 million, and duplicate headquarters rent of less than $0.1 million. For the twelve months ended March 31, 2024, other items is comprised of non-recurring retention payments of $1.4 million, executive transition costs including recruiting costs of $1.3 million, and duplicate headquarters rent of less than $0.1 million.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with U.S. GAAP, for each of the periods indicated:

Free Cash Flow

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2025	2024	2025	2024
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$(10,258)	$(1,042)	$(7,079)	$6,060
Capital expenditures	(1,729)	(2,132)	(6,157)	(8,831)
Free cash flow	$(11,987)	$(3,174)	$(13,236)	$(2,771)

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com